Exhibit 99.1

NEWS RELEASE

Del Monte Foods Company
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY CONTEMPLATES SENIOR
SUBORDINATED NOTE OFFERING

SAN FRANCISCO, January 13, 2005 — Del Monte Foods Company (NYSE: DLM) announced today that its wholly-owned subsidiary Del Monte Corporation (“Del Monte”) is considering a private placement of senior subordinated notes (the “New Notes”). The proceeds of the New Notes, if issued, would be used, together with borrowings under a contemplated new or amended senior secured credit facility, to purchase any or all of Del Monte’s outstanding 9 1/4% senior subordinated notes due 2011 (the “Existing Notes”) which are tendered pursuant to the cash tender offer and consent solicitation commenced by Del Monte on January 10, 2005 with respect to the Existing Notes.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes, nor does it constitute an offer to buy or the solicitation of an offer to sell the Existing Notes. The New Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time Del Monte Foods Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the possible offering of the New Notes, the contemplated new or amended senior secured credit facility, and the tender offer and consent solicitation relating to the Existing Notes, including the possible completion of any of such transactions. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

CONTACTS:
	Brandy Bergman/Tracy Greenberger (Media) Citigate Sard Verbinnen (212) 687-8080	Tom Gibbons (Analysts) Del Monte Foods (415) 247-3382